Exhibit 10(y)(iii)


                                 AMENDMENT NO. 1
                                     TO THE
                  LIZ CLAIBORNE, INC. 2002 STOCK INCENTIVE PLAN


     Pursuant to Section 3.1(a) of the Liz Claiborne, Inc. 2002 Stock Incentive Plan (the "Plan"), the Plan is hereby amended effective as of the date set forth below in the following respects:

     1.   Section 2.7(d) is amended by adding the following to the end thereof:

          , provided, however, that, subject to Section 2.10 of the Plan, the nontransferability shall not lapse until at least three years after the date of grant.

     2. Section 2.9(a) is amended by adding the following to the end of the second sentence thereof:

          , provided, however, that, subject to Section 2.10 of the Plan, such shares of Common Stock shall not be transferable and shall be treated as restricted stock pursuant to Section 2.7 until one year after the grant of the performance share award (or such longer period as may be established by the Committee), notwithstanding the grantee's achievement of the performance goals prior to the completion of such one year period

     3.   A new Section 2.10 is added to read as follows:

          2.10 Committee Discretion with respect to Nontransferability

          If the Committee determines that it is in the best interests of the Company, the Committee, in the applicable Grant Certificate, may waive or modify the minimum periods of nontransferability set forth in Sections 2.7(d) and 2.9(a) with respect to an aggregate of 450,000 shares of Common Stock.

     IN WITNESS WHEREOF, Liz Claiborne, Inc. has caused this instrument to be executed by its duly authorized officer as of the 25th day of July, 2002.


                           LIZ CLAIBORNE, INC.


                           By:  /s/ Michael Scarpa
                                ------------------
                           Name: Michael Scarpa
                           Title: Senior Vice President, Chief Financial Officer